Exhibit 10.2

AMENDED AGREEMENT

JANUARY 25, 2005

        Agreement entered into this 3rd day of September, 2003 between LSI INDUSTRIES INC. and JAMES P. SFERRA is hereby amended in its entirety effective this 25th day of January, 2005 to read hereafter as follows.

        WHEREAS, Sferra has served as an officer of LSI and rendered faithful and competent services to it;

        WHEREAS, LSI and Sferra desire to enter into an agreement to govern Sferra’s transition from fulltime employment; and

        WHEREAS, the Compensation Committee of LSI’s Board of Directors approved such an Agreement on June 25, 2003 and this Amended Agreement on January 25, 2005;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

        1.    Sferra’s transition from fulltime employment shall commence on the first day of the next month after he notifies LSI that the transition shall commence. Thereafter, for the next three years, Sferra shall remain an active employee of LSI and receive the same benefits furnished to LSI executives in his position. As compensation for his continued employment, Sferra shall be paid for his services in each year at annual rates of 60%, 50% and 40%, respectively, of the average of his last five full fiscal years’ compensation. Compensation for these purposes shall consist of salary, auto and other allowances and bonuses. Sferra shall be available to advise and consult with LSI’s officers or designated personnel at reasonable times during business hours on not less than 48 hours notice. Sferra may fulfill these obligations by telephone or electronic communication unless, in the reasonable opinion of the LSI officer requesting the consultation, in-person service is requested. Sferra shall not be required to render these services for more than three days per week during the first year of these provisions, an average of two and one-half days per week during the second year and an average of two days per week during the third year, with these provisions intended to approximate the percentage of salary that Sferra will receive as an employee pursuant to this Agreement. The performance of services by Sferra in any location other than greater Cincinnati must be agreed to by Sferra.

        This employment arrangement may be terminated by LSI after eighteen months performance from the date of notice specified above and at any time by Sferra. During the period of employment covered by this provision and for a period of one year after the end of Sferra’s employment, Sferra will not compete with LSI in any capacity in any area in which it operates, except that this provision shall not prohibit him from acquiring 5% or less of the outstanding common stock of any publicly-traded competitor. Sferra shall keep confidential all business information concerning LSI he possesses at the of the end of his employment or he acquires during that period plus an additional three years.

        2.    If Sferra becomes disabled while employed by LSI, LSI will make monthly payments to him for up to 50 months with the gross amount of each monthly payment equal to 60% of the average salary and bonus received by him in the last five full fiscal years, reduced by any Social Security payments to him. Payments shall be reduced by the gross amount of any payments made to Sferra through any group or other disability insurance policy or program maintained by LSI. Disability shall be defined as the inability to perform expected services as an employee as a result of any injury or disease which was not intentionally self-inflicted and which LSI determines causes Sferra to be completely and indefinitely incapable of performing his regular duties.

        3.    LSI shall maintain health insurance benefits for Sferra and his spouse and the survivor of them and his dependents, as the term “dependents” is presently construed for the Company’s health benefit programs, during his employment and for a period of ten years after the end of his employment for any reason including, without limitation, retirement, disability or death. This insurance shall be at levels comparable for executives in Sferra’s position at the time of the end of employment. This program shall satisfy LSI’s obligation to provide continuation coverage to Sferra and his spouse under Section 4980B of the Internal Revenue Code (COBRA). At the time Sferra no longer serves as an employee, Medicare insurance will become primary insurance coverage for Sferra, and the health insurance benefits provided by LSI shall become secondary coverage. This secondary coverage shall provide such amount of benefit so as to bring Sferra’s total health insurance benefits provided to a level comparable to LSI executives in Sferra’s position at the time of the end of his employment.

        4.    If Sferra dies while employed by LSI or while receiving the disability payments referred to in Section 2 above, LSI shall pay $1 million to the designated beneficiaries of Sferra, or if none, to Sferra’s estate, reduced by the gross amount of any payments made as disability compensation pursuant to Section 2 above and also reduced by any other insurance proceeds on Sferra’s life received by Sferra’s estate or beneficiaries from any policies of life insurance maintained by LSI.

        5.    Sferra shall participate in the LSI Industries Inc. Retirement Plan during his period of employment under this Agreement, subject to all requirements of that Plan. Similarly, while employed by LSI, Sferra shall participate in the LSI Industries Inc. Non-Qualified Deferred Compensation Plan, subject to all requirements of the Plan. When Sferra’s hours of service fall below 1,000 during a Plan Year, Sferra will cease to participate in the LSI Industries Inc. Retirement Plan. When Sferra is no longer an active participate of the LSI Industries Inc. Retirement Plan, he similarly will no longer be offered participation in the LSI Industries Inc. Non-Qualified Deferred Compensation Plan.

        6.    Sferra or, after his death, his estate or heirs, shall have the right to cause LSI, on three separate occasions, to register for public sale under the Securities Act of 1933 those shares of LSI Common Stock beneficially owned by him as of the date of this Agreement which may not at the time of request be publicly sold without registration. This right to registration shall commence with the execution of this Agreement and end five years after Sferra’s death. This registration right is conditioned upon LSI being able to utilize the SEC’s short-form registration statement, Form S-3, or its equivalent. LSI shall bear all costs of the registration except brokerage commissions which shall be the responsibility of Sferra.

        7.    Sferra shall be responsible for all taxes, including, without limitation, federal, state or local taxes, related to any action taken by LSI pursuant to this Agreement.

        8.    This Agreement may not be amended or modified except by written instrument signed by LSI and Sferra.

        9.    This Agreement shall be binding upon the parties hereto and their successors, assigns, executors, administrators and beneficiaries.

         10.    This Agreement shall be subject to and construed according to the laws of the State of Ohio.

        IN WITNESS WHEREOF, LSI and Sferra have executed this Amended Agreement on the date set forth above.

LSI INDUSTRIES INC. BY: /s/James P. Sferra —————————————— James P. Sferra